UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2018

MATINAS BIOPHARMA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38022	46-3011414
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1545 Route 206 South, Suite 302 Bedminster, New Jersey	07921
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 443-1860

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Officer

On October 15, 2018, Matinas BioPharma Holdings, Inc. (the “Company” or “Matinas”) announced that Theresa Matkovits, Ph.D., age 51, had been appointed as the Company’s Chief Development Officer.

Prior to joining Matinas, from May 2015 until October 2018, Dr. Theresa Matkovits held positions of increasing responsibility at ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), most recently serving as chief operating officer of ContraVir. From March 2013 to May 2015, Dr. Matkovits was the Research and Development Program Leader at NPS Pharmaceuticals (“NPS”). From 2010 to February 2013, Dr. Matkovits was Vice President, Innovation Leader for Infectious Disease at The Medicines Company. From 1997 to 2010, Dr. Matkovits served in various roles including Executive Director, Head of Strategic Planning and Operations for Novartis. She currently serves on the board of Aradigm Corporation (NASDAQ: ARDM), Appili Therapeutics, a privately held Canadian company focused on developing products to treat infectious disease and BioSurplus, Inc., a privately held company that buys and resells preowned lab equipment. Dr. Matkovits earned her Ph.D. in Biochemistry and Molecular Biology from the University of Medicine and Dentistry of NJ.

Effective October 15, 2018, the Company entered into an employment agreement with Dr. Matkovits. Dr. Matkovits will receive an initial annual base salary of $350,000 and is eligible for an annual bonus with a target amount of up to 35% of her base salary, based on the achievement of certain individual and/or corporate performance targets established by the Board or Compensation Committee. The actual amount of such bonus will be determined annually based upon individual and/or the Company’s achievement of certain performance targets, as determined by the Chief Executive Officer, the Board or the Compensation Committee, in his or its discretion. In addition, Dr. Matkovits will receive a grant of options to purchase 350,000 shares of the Company’s common stock, par value $0.0001 per share, pursuant to the Company’s 2013 Equity Incentive Plan, as amended and restated (the “Plan”). Dr. Matkovits is eligible to participate in employee benefit plans generally available to the Company’s senior executives, subject to the terms of those plans. The employment agreement further provides that in the event the Company terminates Dr. Matkovits’ employment “without cause” (as defined in the employment agreement) or Dr. Matkovits resigns for “good reason” (as defined in the employment agreement), subject to the execution and non-revocation of a release agreement, Dr. Matkovits will be entitled to continuation of her base salary, at the rate then in effect, for a period of twelve months, payable in accordance with the Company’s customary payroll practices and procedures, will be eligible for twelve months of COBRA benefits and the vesting for 50% of her outstanding equity awards will be accelerated in full upon such termination; provided, however, that in the event Dr. Matkovits breaches the terms of her Covenants Agreement (as defined below) or the release agreement, the Company’s obligations to pay such severance payments and COBRA benefits shall immediately cease..

In addition, Dr. Matkovits has entered into the Company’s standard form agreement with respect to non-disclosure and assignment of inventions (the “Covenants Agreement”).

The foregoing description of the employment agreement is intended to be a summary and is qualified in its entirety by reference to such document, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On October 15, 2018, the Company issued a press release announcing the appointment of Dr. Matkovits as Company’s Chief Development Officer. A copy of the press release is furnished as Exhibit 99.1 hereto. In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	10.1	Employment Agreement, dated October 15, 2018, by and between Matinas BioPharma Holdings, Inc. and Dr. Matkovits
	99.1	Press Release, dated October 15, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATINAS BIOPHARMA HOLDINGS, INC.

Dated: October 15, 2018	By:	/s/ Jerome D. Jabbour
	Name:	Jerome D. Jabbour
	Title:	Chief Executive Officer